Exhibit 99.1
Investor Contact: Ken Cooper — 952-229-7427 or ir@lifetimefitness.com
Media Contact: Jason Thunstrom — 952-229-7435 or pr@lifetimefitness.com
FOR IMMEDIATE RELEASE
LIFE TIME FITNESS PROVIDES PRELIMINARY FINANCIAL RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2008
CHANHASSEN, Minn. (February 5, 2009) — Life Time Fitness (NYSE: LTM) today announced preliminary financial results for the fourth quarter and full year ended December 31, 2008.
     The Company expects to report revenue in the range of $192-$194 million and diluted earnings per share of $0.31-$0.34 for Q4 2008. Revenue for the year is expected to be $768-$770 million and diluted earnings per share is expected to be $1.80-$1.83 for the year. The Company previously provided guidance of $775-$780 million in revenue and diluted earnings per share of $2.01-$2.04 for 2008.
     Included in the preliminary results above is approximately $0.08 of diluted earnings per share impact from non-recurring charges that relate to the Company’s previously announced plans to slow the development of new centers. These charges include severance costs, lower of cost or market adjustments in connection with assets held for sale, and write-offs associated with land development cancelled during the quarter. Fourth quarter revenue and earnings were impacted by lower average dues on new memberships, slightly higher membership attrition, and continued declines in demand for in-center services. Memberships at December 31, 2008 increased by approximately 13.6%, as compared to December 31, 2007.
     The Company also announced preliminary 2009 guidance. Revenue is expected to be $830-$860 million, driven by growth in new and ramping centers and incorporating late 2008 operating trends in revenue per membership and attrition. Diluted earnings per share is expected to be $1.50-$1.70 for the year, resulting from the mix of newer centers and recent operating trends, including the higher cost of membership acquisition and lower average dues on new memberships.
     Michael Robinson, chief financial officer, and Kenneth Cooper, vice president of finance, will host a conference call today at 9:00 a.m. ET in connection with these preliminary results. The conference call will be Web cast and may be accessed via the Investor Relations section of the Life Time Fitness Web site at lifetimefitness.com. As the Company currently is in its standard quiet period, no question and answer session will be held. A replay of the call will be available today at approximately 12:00 p.m. ET. A transcript of the call will be available at the Company’s Web site immediately after the call is over.

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Life Time Fitness Provides Preliminary Financial Results for Fourth Quarter and Full Year 2008 — Page 2
     Life Time Fitness’ fourth quarter and full year financial results remain subject to additional standard year-end closing processes. The Company is scheduled to announce complete fourth quarter and full year 2008 financial results on Thursday, February 19, and hold a conference call later that day, including a question and answer session as usual. Details regarding the conference call will be announced closer to the reporting date.
About Life Time Fitness, Inc.
Life Time Fitness, Inc. (NYSE:LTM) operates distinctive and large, multi-use sports and athletic, professional fitness, family recreation and resort and spa centers. The company also provides consumers with personal training consultation, full-service spas and cafes, corporate wellness programs, health and nutrition education, the healthy lifestyle magazine, Experience Life, athletic events and nutritional products. As of February 5, 2009, Life Time Fitness operated 83 centers in 18 states, including Arizona, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Michigan, Minnesota, Missouri, Nebraska, New Jersey, North Carolina, Ohio, Texas, Utah and Virginia. Life Time Fitness is headquartered in Chanhassen, Minnesota, and can be located on the Web at lifetimefitness.com. LIFE TIME FITNESS, EXPERIENCE LIFE, and the LIFE TIME FITNESS TRIATHLON SERIES are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.
Risks & Uncertainties
Certain information contained in this press release may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are identifying and acquiring suitable sites for new sports, fitness and family recreation centers, opening new sports, fitness and family recreation centers, attracting and retaining members, obtaining additional financing and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Diluted earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans as well as stock offerings. The Company cautions investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during the Company’s pre-earnings results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.